Exhibit 99.4

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

Dollar General Corporation Declares Quarterly Dividend

GOODLETTSVILLE, Tenn. — December 3, 2015 — Dollar General Corporation (NYSE: DG) announced today that the Company’s Board of Directors has declared a quarterly cash dividend of $0.22 per share on the Company’s common stock. The dividend will be payable on January 6, 2016 to shareholders of record at the close of business on December 23, 2015.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, clothing for the family, housewares and seasonal items at low everyday prices in convenient neighborhood locations. Dollar General operates 12,396 stores in 43 states as of October 30, 2015. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Investor Contacts:
Mary Winn Pilkington	(615) 855-5536
Matt Hancock	(615) 855-4811

Media Contacts:
Dan MacDonald	(615) 855-5209
Crystal Ghassemi	(615) 855-5210